Exhibit 10.12

FORM OF

RESTRICTED STOCK UNIT AGREEMENT (CASH-SETTLED)

LAMB WESTON HOLDINGS, INC. 2016 STOCK PLAN

This Restricted Stock Unit Agreement (Cash-Settled), hereinafter referred to as the “Agreement”, is made on the _____ day of __________, 20_____ between Lamb Weston Holdings, Inc., a Delaware corporation (the “Company”), and the undersigned Employee (the “Participant”).

1.         Award Grant.  The Company hereby grants Restricted Stock Units ("RSUs", and each such unit an “RSU”) to the Participant under the Lamb Weston Holdings, Inc. 2016 Stock Plan (the “Plan”), as follows, effective as of __________, 20_____ (the “Date of Grant”):

Participant:
Employee ID:
Number of RSUs:
Date of Grant:
Vesting Date:	(“Vesting Date”)

Dividend Equivalents:  Dividend equivalents on the RSUs will not be paid or accumulated.

The Company has caused this Agreement to be executed effective as of the date first written above (the “Effective Date”).  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the Plan shall control.  Please read this Agreement and the Plan carefully. If you do not wish to receive this award and/or you do not consent and agree to the terms and conditions on which this award is offered, as set forth in this Agreement and the Plan, then you must reject the award (1) online from the "Grant Acceptance" page on the Merrill Lynch Benefits Online website or (2) by contacting the Merrill Lynch call center, in either case, no later than 11:59 p.m., Pacific Time, on the ninetieth calendar day following the Effective Date, in which case the award will be cancelled.  Your failure to notify the Company of your rejection of the award by or before this deadline will constitute your acceptance of the award and your agreement with all terms and conditions of the award, as set forth in this Agreement and the Plan.

LAMB WESTON HOLDINGS, INC.

By:
Date:

2.         Definitions.   Capitalized terms used herein without definition have the meanings set forth in the Plan. The following terms shall have the respective meanings set forth below:

(a)         “Continuous Employment” shall mean the absence of any interruption or termination of employment with the Company and its Subsidiaries and the performance of substantial services.  Continuous Employment shall not be considered interrupted or terminated in the case of sick leave, short-term disability (as defined in the Company’s sole discretion), military leave or any other leave of absence approved by the Company unless and until there is a Separation from Service (as defined in Section 2(e) below).

(b)         “Divestiture” means a permanent disposition to a person other than the Company of a plant or other facility or property at which the Participant performs a majority of the Participant’s services, whether such disposition is effected by means of a sale of assets, a sale of Subsidiary stock or otherwise.

(c)         “Early Retirement” means a Separation from Service with the Company and its Subsidiaries when the Participant (i) is at least age 55, and (ii) has at least ten years of credited service with the Company and its Subsidiaries.

(d)         “Normal Retirement” shall mean a Separation from Service with the Company and its Subsidiaries on or after attaining age 65.

(e)         “Separation from Service,” “termination of employment” and similar terms means the date that the Participant incurs a “separation from service” within the meaning of Section 409A of the Code.  As used in connection with the definition of “Separation from Service,” Company includes Lamb Weston Holdings, Inc. and any other entity that with Lamb Weston Holdings, Inc. constitutes a controlled group of corporations (as defined in Section 414(b) of the Code), or a group of trades or businesses (whether or not incorporated) under common control (as defined in Section 414(c) of the Code), substituting 25% for the 80% ownership level for purposes of both Sections 414(b) and Section 414(c) of the Code.

(f)         “Settlement Amount” shall mean an amount in cash equal to the closing price of one share of Stock on the New York Stock Exchange.

(g)         “Specified Employee” is as defined under Section 409A of the Code and Treasury Regulation Section 1.409A-1(i).

(h)         “Successors” shall mean the beneficiaries, executors, administrators, heirs, successors and assigns of a person.

3.         Vesting of RSUs.

(a)         Normal Vesting.  Subject to the Plan and this Agreement, if the Participant has been in Continuous Employment through the Vesting Date as set forth in Section 1, then the RSUs subject to such Vesting Date will become nonforfeitable (“Vest” or similar terms).

(b)         Termination of Employment.  If, prior to the Vesting Date set forth in Section 1, the Participant’s employment with the Company and its Subsidiaries shall terminate:

(i)  by reason of death, then all unvested RSUs evidenced by this Agreement shall, to the extent such RSUs have not previously been forfeited, become 100% Vested.

(ii) by reason of Normal Retirement occurring on or after the date that is 12 months after the Date of Grant, then all RSUs evidenced by this Agreement shall, to the extent such RSUs have not previously been forfeited, become 100% Vested.

(iii)by reason of Early Retirement, involuntary termination due to disability, position elimination, reduction in force (each as defined in the Company's sole discretion), or Divestiture, in each case, on or after the date that is 12 months after the Date of Grant, then the Participant will Vest in a pro rata portion of the RSUs determined by multiplying the number of RSUs evidenced by this Agreement, to the extent not previously forfeited, by a fraction, the numerator of which is the total number of calendar days during which the Participant was employed by the Company or a Subsidiary during the period beginning on the Date of Grant and ending on the Separation from Service and the denominator of which is the total number of calendar days beginning on the Date of Grant and ending on the Vesting Date, rounded to the nearest whole number of RSUs.

(iv)for Cause prior to the Vesting Date, then all RSUs, whether Vested or unvested prior to the Vesting Date, shall be immediately forfeited without further consideration to the Participant.

(c)         Accelerated Vesting in Connection with a Change of Control.

(i)  If a Change of Control occurs prior to the Vesting Date, and the Participant has been in Continuous Employment between the Date of Grant and the date of such Change of Control, then all RSUs evidenced by this Agreement shall become 100% Vested, except (A) to the extent such RSUs have previously been forfeited, or (B) to the extent that a Replacement Award is provided to the Participant to replace, continue or adjust the outstanding RSUs (the “Replaced Award”).  If the Participant’s employment with the Company or a Subsidiary (or any of its or their successors after the Change of Control) (as applicable, the “Successor Company”) is terminated by the Participant for Good Reason or by the Successor Company other than for Cause, in each case within a period of two years after the Change of Control but prior to the Vesting Date, to the extent that the Replacement Award has not previously been forfeited, the Replacement Award will become 100% Vested (and become entitled to settlement as specified in Section 4(b)(ii)).

(ii) For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (i.e., time-based restricted stock units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Successor Company in the Change of Control (or another entity that is affiliated with the Successor Company following the Change of Control), (D) the tax consequences of which for such Participant under the Code, if the Participant is subject to U.S. federal income tax under the Code, are not less favorable to the Participant than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent change of control).  A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or ceasing to be exempt from Section 409A of the Code.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding two sentences are satisfied.  The determination of whether the conditions of this Section 3(c)(ii) are satisfied will be made in good faith by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

(iii)For purposes of this Agreement, “Cause” means: (A) the willful and continued failure by the Participant to substantially perform the Participant’s duties with the Successor Company (other than any such failure resulting from termination by the Participant for Good Reason) after a demand for substantial performance is delivered to the Participant that specifically identifies the manner in which the Successor Company believes that the Participant has not substantially performed the Participant’s duties, and the Participant has failed to resume substantial performance of the Participant’s duties on a continuous basis within five days of receiving such demand; (B) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Successor Company, monetarily or otherwise; or (C) the Participant’s conviction of a felony or conviction of a misdemeanor which impairs the Participant’s ability substantially to perform the Participant’s duties with the Successor Company.  For the purposes of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Successor Company.

(iv)For purposes of this Agreement, “Good Reason” means: (A) any material failure of the Successor Company to comply with and satisfy any of the terms of any employment or change in control (or similar) agreement between the Successor Company and the Participant pursuant to which the Participant provides services to the Successor Company; (B) any significant involuntary reduction of the authority, duties or responsibilities held by the Participant immediately prior to the Change of Control (and, for the avoidance of doubt, involuntary removal of the Participant from an officer position that the Participant holds immediately prior to the Change of Control will not, by itself, constitute a significant involuntary reduction of the authority, duties or responsibilities held by the Participant immediately prior to the Change of Control); (C) any material involuntary reduction in the aggregate cash remuneration of the Participant as in effect immediately prior to the Change of Control; or (D) requiring the Participant to become based at any office or location more than the minimum number of miles required by the Code for the Participant to claim a moving expense deduction, from the office or location at which the Participant was based immediately prior to such Change of Control, except for travel reasonably required in the performance of the Participant’s responsibilities; provided,  however, that no termination shall be deemed to be for Good Reason unless (x) the Participant provides the Successor Company with written notice setting forth the specific facts or circumstances constituting Good Reason within ninety days after the initial existence of the occurrence of such facts or circumstances, (y) the Successor Company fails to cure such facts or circumstances within thirty days of its receipt of such written notice, and (z) the Participant actually terminates employment within thirty (30) days following the end of the Successor Company’s thirty-day cure period, if such event or circumstance has not been cured.

(v) If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding RSUs which at the time of the Change of Control are not subject to a "substantial risk of forfeiture" (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change of Control (and such Vested RSUs shall be settled in accordance with Section 4(b)(iii) below).

(d)       Forfeiture of RSUs.  Subject to Section 3(b)(iv), any RSUs that have not Vested pursuant to Section 3(a),  Section 3(b), or Section 3(c) as of the Vesting Date will be forfeited automatically and without further notice on such date or dates (or earlier if, and on such date that, the Participant cases to be in Continuous Employment prior to the Vesting Date for any reason other than as described in Section 3(b) or Section 3(c)).

4.         Settlement of RSUs.

(a)        Normal.  Subject to Section 4(b), the Company will pay to the Participant the Settlement Amount on or within thirty days after the Vesting Date for each RSU that is a Vested RSU on such Vesting Date to the extent the RSU has not previously been forfeited or settled.

(b)        Other Settlement Events.  Notwithstanding Section 4(a), to the extent the RSUs are Vested RSUs on the dates set forth below and to the extent the Vested RSUs have not previously been forfeited or settled, the Company will settle such Vested RSUs as follows:

(i)  Death.  If there are such Vested RSUs on the Participant's death, within thirty days of the Participant's death, each Vested RSU will be settled for an amount in cash equal to the Settlement Amount for each such Vested RSU.

(ii) Separation from Service.  If there are such Vested RSUs upon the Participant's Separation from Service, within thirty days of the Participant's Separation from Service, each Vested RSU will be settled for an amount in cash equal to the Settlement Amount for each such Vested RSU.

(iii)Change of Control.  If there are such Vested RSUs upon a Change of Control, each Vested RSU will be settled for an amount in cash equal to the Settlement Amount for each such Vested RSU; provided,  however, that if such Change of Control would not qualify as a permissible date of distribution under Section

409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, the Participant is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Section 4 as though such Change of Control had not occurred.

(c)        Payment of Taxes Upon Settlement.   As a condition of the payment of the Settlement Amount upon settlement of RSUs hereunder, the Participant agrees that the Company will withhold from the Settlement Amount any taxes required to be withheld by the Company under Federal, State or local law as a result of the settlement of the RSUs in an amount sufficient to satisfy the minimum statutory withholding amount permissible.

(d)        Specified Employee.  Notwithstanding anything (including any provision of the Agreement or the Plan) to the contrary, if a Participant is a Specified Employee and if the RSUs are subject to Section 409A of the Code, payment to the Participant on account of a Separation from Service shall, to the extent required to comply with Treasury Regulation Section 1.409A-3(i)(2), be made to the Participant on the earlier of (i) the Participant’s death or (ii) the first business day (or within 30 days after such first business day) that is more than six months after the date of Separation from Service.  Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company or any Subsidiary for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Participant has incurred a Separation from Service.  In the Company’s sole and absolute discretion, interest may be paid due to such delay Further, any interest will be calculated in the manner determined by the Company in its sole and absolute discretion in a manner that qualifies any interest as reasonable earnings under Section 409A of the Code.  Dividend equivalents will not be paid with respect to any dividends that would have been paid during the delay.    To the extent required for purposes of Section 409A of the Code, each installment that vests under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.

5.         Non-Transferability of RSUs.  The RSUs may not be assigned, transferred, pledged or hypothecated in any manner (otherwise than by will or the laws of descent or distribution) nor may the Participant enter into any transaction for the purpose of, or which has the effect of, reducing the market risk of holding the RSUs by using puts, calls or similar financial techniques. The RSUs subject to this Agreement may be settled during the lifetime of the Participant only with the Participant or the Participant’s guardian or legal representative. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of the RSUs or any related rights to the RSUs that is contrary to the provisions of this Agreement or the Plan, or upon the levy of any attachment or similar process upon the RSUs or such rights, the RSUs and such rights shall immediately become null and void. The terms of this Agreement shall be binding upon the Successors of the Participant.

6.         Rights as Stockholder.  The Participant or his/her Successors shall have no rights as stockholder with respect to any RSUs covered by this Agreement, and, except as provided in Section 7 or Section 8 of this Agreement, no adjustment shall be made for dividends or distributions or other rights in respect of such RSUs.

7.         No Dividend Equivalents.  No dividend equivalents will be paid or accumulated on the RSUs.

8.         Adjustments Upon Changes in Capitalization; Change in Control.  In the event of any change in corporate capitalization, corporate transaction, sale or other disposition of assets or similar corporate transaction or event involving the Company as described in Section 5.5 of the Plan, the Committee shall make equitable adjustment as it determines necessary and appropriate in the number of RSUs subject to this Agreement.  No adjustment shall be made if such adjustment is prohibited by Section 5.5 of the Plan (relating to Section 409A of the Code).

9.         Notices.  Each notice relating to this Agreement shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to its principal Office in Eagle, Idaho, Attention: Compensation. Each notice to the Participant or any other person or persons entitled to receive a Settlement Amount upon settlement of the RSUs shall be addressed to the Participant’s address and may be in written or electronic form. Anyone to whom a notice may be given under this Agreement may designate a new address by giving notice to the effect.

10.       Benefits of Agreement.  This Agreement shall inure to the benefit of and be binding upon each successor of the Company. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant's Successors. This Agreement shall be the sole and exclusive source of any and all rights which the Participant or his/her Successors may have in respect to the Plan or this Agreement.

11.       No Right to Continued Employment.  Nothing in this Agreement shall interfere with or affect the rights of the Company or the Participant under any employment agreement or confer upon the Participant any right to continued employment with the Company or a Subsidiary.

12.       Resolution of Disputes.  Any dispute or disagreement which should arise under or as a result of or in any way related to the interpretation, construction or application of this Agreement will be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive for all purposes. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of Delaware.

13.       Section 409A of the Code.  To the extent applicable, this Agreement is intended to comply with Section 409A of the Code and any regulations or notices provided thereunder. This Agreement and the Plan shall be interpreted in a manner consistent with this intent. The Company reserves the unilateral right to amend this Agreement on written notice to the Participant in order to comply with Section 409A of the Code.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.  None of the Company or any Subsidiary, or any of its or their contractors, agents and employees, nor the Board or any member of the Board, shall be liable for any consequences of any failure to follow the requirements of Section 409A of the Code or any guidance or regulations thereunder.

14.       Amendment.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.

15.       Severability.  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

16.       Electronic Delivery.  The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.